PULTEGROUP, INC. AMENDED RETIREMENT POLICY
(Effective January 31, 2024)

This PulteGroup, Inc. Amended Retirement Policy, as set forth herein (the “Policy”), sets forth administrative guidelines to be used by the Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) of PulteGroup, Inc., a Michigan corporation (“PulteGroup”), with respect to the treatment of outstanding equity-based1 awards and long-term incentive awards for employees of PulteGroup and its subsidiaries
(collectively, the “Company”) whose employment terminates pursuant to a Qualifying Retirement (as described herein).

1.Qualifying Retirement. For purposes of administering this Policy, a Qualifying Retirement means a termination of employment by the employee (i) on or after the attainment of age 60 and the completion of five consecutive years of service or (ii) on or after the attainment of age 55 and the completion of ten consecutive years of service; provided that, the employee delivers his or her notice of retirement to the Company at least six months prior to the anticipated retirement date. This notice of retirement provision timing may be reduced to a time period shorter than six months at the discretion of PulteGroup’s Chief Executive Officer. The Compensation Committee will have the sole authority to reduce the time period in the event of a Qualifying Retirement of the PulteGroup Chief Executive Officer.

2.Treatment of Equity and Long-Term Incentive Awards Upon a Qualifying Retirement.

If an employee experiences a Qualifying Retirement and timely executes and does not revoke a Release, Non-Competition, Non-Solicitation and Confidentiality Agreement (“Release”), in a form satisfactory to the Company which shall include a two-year non-competition and non- solicitation period, the vesting and exercise period with respect to the employee’s outstanding awards under PulteGroup’s stock incentive plans and long-term incentive programs may be treated as follows (and, with respect to time-based restricted stock units (“RSUs”), to the extent set forth in the applicable award agreement):

(a)Stock Options. Any outstanding stock options held by an employee as of the date of his or her Qualifying Retirement shall be exercisable only to the extent such stock options are exercisable as of such date or become exercisable pursuant to the terms of the underlying option award agreements and shall remain exercisable until the option expiration date.

(b)Time-Based Restricted Shares and Time-Based RSUs. The shares of PulteGroup common stock subject to an employee’s outstanding time-based restricted share and RSU awards that were not vested immediately prior to the employee’s Qualifying
Retirement shall continue to vest in accordance with the original vesting schedule set forth in the underlying award agreements, assuming that the employee had remained employed with the Company through each vesting date upon the employee’s Qualifying Retirement (subject to the Release becoming irrevocable).

1 This Policy applies to all outstanding equity-based awards granted in 2024 or later; the Company will treat equity-based awards granted prior to 2024 pursuant to the PulteGroup, Inc. Amended Retirement Policy Effective May 12, 2021.

(c)Long-Term Incentive Plan Awards (Cash and Equity-Based Performance Awards). If an employee experiences a Qualifying Retirement after December 31st of the year of grant, then subject to the Compensation Committee’s certification that the performance goals for such performance period have been achieved, the employee shall be entitled to any outstanding long-term incentive plan awards at the end of the applicable performance period(s) based on the actual performance during the performance period. For the avoidance of doubt, if the employee experiences a Qualifying Retirement on or before December 31st of the year in which the long-term incentive plan award was granted, then the employee shall not be eligible for the retirement vesting set forth in this section for such award and such award will be forfeited in its entirety. Notwithstanding anything herein to the contrary, the award shall be paid in accordance with the terms of the applicable award agreement, subject to any delay required by Section 409A of the Code.

(d)Cancellation of Awards. Notwithstanding the preceding, this Section 2 shall not limit the right of the Company to cancel any awards in connection with a corporate transaction pursuant to the terms of PulteGroup’s stock incentive plans.

3.Other Benefits. If an employee experiences a Qualifying Retirement and timely executes and does not revoke a Release, in a form satisfactory to the Company which shall include a two-year non-competition and non-solicitation period, the employee is also eligible for the employee’s annual bonus, based on actual performance of the Company and prorated based on number of days employee was employed in the year of employee’s Qualifying Retirement. Payment under this section, if any, will be made as soon as is practical after the end of the year and no later than March 15 of the year following employee’s Qualifying Retirement.

4.Amendment or Termination of the Policy.

PulteGroup reserves the right to amend or terminate this Policy at any time in its sole discretion.

5.No Right to Employment or Benefits Described in this Policy.

Neither the adoption of this Policy, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any employee the right to be retained in the service of the Company, and all employees shall remain subject to discharge to the same extent as if this Policy had not been adopted.

This Policy is adopted to set forth certain administrative guidelines with respect to the treatment of equity awards following a Qualifying Retirement and, notwithstanding anything in this Policy to the contrary, the decision to apply this Policy to any particular award shall be determined by the Compensation Committee on a case-by-case basis and nothing in this Policy shall entitle any employee of the Company to receive any of the benefits described herein, except to the extent such benefits are set forth in the underlying award agreement.

6.Compliance With Section 409A of the Code.
This Policy and the awards subject to this Policy are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed accordingly. To the extent an award agreement provides for the award to become vested and be settled upon the employee’s termination of employment, the applicable shares shall be transferred to the employee or his or her beneficiary upon the employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Policy or an award agreement, to the extent any payments under an award agreement constitute nonqualified deferred compensation (within the meaning of Section 409A of the Code), then (A) each such payment which is conditioned upon the employee’s execution of the Release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years, (B) if the employee is a specified employee (within the meaning of Section 409A of the Code) as of the date of the employee’s separation from service, each such payment that is payable upon the employee’s separation from service and would have been paid prior to the six-month anniversary of the employee’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following the employee’s separation from service or (ii) the date of the employee’s death and (C) if the employee satisfies the age and service requirements for a Qualifying Retirement, then any shares that vest upon any other termination of employment under the award agreement (except for death) shall be settled pursuant to the same vesting terms that apply to a termination by reason of a Qualifying Retirement; provided, however, if a termination of employment occurs within two years following a Change in Control and the Change in Control is a “change in control event” within the meaning of Section 409A of the Code, then any shares deliverable pursuant to such termination shall be delivered in accordance with the applicable sections of the award agreement that provide for such terminations to the extent permitted by Section 409A of the Code and subject to clauses (A) and (B) of this sentence.